Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES ACQUISITION OF

PHORATE PRODUCT LINE

Newport Beach, CA – May 16, 2008 – American Vanguard Corporation (NYSE:AVD), today announced that its wholly owned subsidiary, AMVAC Chemical Corporation, has completed the acquisition of the Phorate insecticide product line from Aceto Agricultural Chemicals Corporation (“Aceto Ag”). Phorate is used on agricultural crops, mainly potatoes, corn, cotton, rice, sugarcane and peanuts, to protect against chewing and piercing-sucking insects. Purchased assets included registrations, data, know-how and certain inventories. The acquisition was made in connection with the settlement of pending litigation between AMVAC and Aceto Ag, and details of the transaction were not disclosed.

Eric G. Wintemute, President and Chief Executive Officer of American Vanguard, stated, “We are pleased to have completed this acquisition. Aceto Ag has done a commendable job of developing niche markets for phorate, particularly in peanuts. We look forward to expanding our presence and to serving customers in those markets.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection management, turf and ornamentals management, and various public and animal health applications. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati (212) 836-9611
williamk@amvac-chemical.com		Lcati@equityny.com
Linda Latman (212) 836-9609 Llatman@equityny.com

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